Exhibit 99.1

(TRIPATH IMAGING LOGO)

FOR IMMEDIATE RELEASE

Contact
Jenny R. Kobin, Director — Investor Relations & Corp. Comm.
919-206-7195
jkobin@tripathimaging.com

TriPath Imaging Announces Fourth Quarter and Year-End 2003 Results

2003 Revenues Increased 43% and Gross Margin Expanded to 66%

Continued Progress Made Towards Reaching Profitability,
with 53% Net Loss Improvement in 2003

BURLINGTON, N.C., February 5, 2004 — TriPath Imaging, Inc. (Nasdaq: TPTH) today reported fourth quarter revenues of $15.3 million, a 39% increase from the fourth quarter of 2002, gross profit of $10.2 million, a 46% increase from the fourth quarter of 2002, and a net loss of $1.9 million or $0.05 per share, a 37% improvement from the net loss in the fourth quarter of 2002. TriPath Imaging also reported that its Commercial Operations segment was profitable for the full-year 2003 and for the fifth consecutive quarter.

In the fourth quarter of 2003, worldwide sales of reagents and disposables increased 47% from the fourth quarter of 2002, and 8% over the third quarter of 2003, accounting for 73% of total revenues in the fourth quarter of 2003 as compared to 69% of total revenues in the fourth quarter of 2002 and 73% in the third quarter of 2003. Instruments represented 13% of sales in the fourth quarter of 2003.

Gross profit for the fourth quarter of 2003 increased 46% to $10.2 million, or 67% of sales, from $7.0 million, or 64% of sales, in the fourth quarter of 2002. Net loss declined significantly in the fourth quarter of 2003 to $1.9 million, or $0.05 per share, a 37% improvement from the net loss of $3.1 million, or $0.08 per share, in the fourth quarter of 2002.

Cash and cash equivalents at December 31, 2003 were approximately $21.0 million. The cash burn rate was reduced by 49% in the fourth quarter of 2003 to approximately $511,000 per month compared to $1.0 million per month in the fourth quarter of 2002.

Paul R. Sohmer, M.D., Chairman, President and CEO of TriPath Imaging commented, “In short, 2003 was an outstanding year for our company. We produced strong revenue growth of 43%, expanded the gross margin to 66%, improved the net loss by 53%, dramatically reduced our monthly cash burn, delivered a full year of Commercial Operations’ profitability and met our molecular diagnostics product development goals.

Dr. Sohmer highlighted, “During 2003, we achieved the following:

•	Expanded FDA labeling claims to include study data showing a 64.4% (p<0.00001) increase in detection of High Grade Squamous Intraepithelial and more serious lesions (HSIL+) using the Company’s liquid based cytology system versus the conventional pap smear;

•	Increased market penetration as over 150 new laboratory customers worldwide adopted the SurePath™ liquid-based Pap test;

•	Signed new contracts with Quest Diagnostics and Laboratory Corporation of America;

•	Generated 70% growth in domestic sales of reagents and disposables, compared to 2002;

•	Increased international revenues by 19% and enhanced opportunities for future growth in attractive markets such as Canada, the United Kingdom, Europe and Asia;

•	Continued aggressive implementation of lean manufacturing which resulted in 24% improvement in test kit assembly productivity, 32% improvement in vial filling productivity, 30% reduction in reagent lead time, 33% reduction in reagent scrap, and 45% improvement in the Days Sales in Inventory (DSI) for reagents;

•	Completed the molecular marker discovery process and transferred all markers from Millennium Pharmaceuticals to TriPath Oncology under our agreement with Becton, Dickinson and Company;

•	Completed the selection of the molecular marker panels for our cervical cancer and breast cancer staging products; and

•	Provided technical support for additional research and clinical studies assessing the clinical significance of melastatin, our molecular diagnostic assay for malignant melanoma.

“Our solid operating and financial performance in 2003 provides substantial momentum as we move into 2004. Our cervical cancer screening business is growing and we are well on our way to creating a unique and valuable pipeline of innovative products that we believe will redefine the early detection and clinical management of melanoma and cancer of the cervix, breast, and ovary. We remain confident that the Company as a whole will be profitable on a quarterly basis beginning in the second quarter of 2004,” Dr. Sohmer concluded.

Full Year Results

Revenues for the year ended December 31, 2003 increased 43% to $53.8 million from $37.5 million for the year ended December 31, 2002. Worldwide sales of reagents and disposables increased 58% in 2003 compared to 2002. As a percent of total revenues, worldwide reagent and disposable sales increased to 73% in 2003 from 66% in 2002. Gross profit for 2003 increased 57% to $35.4 million, or 66% of sales, from $22.6 million, or 60% of sales for 2002. The Company reported a net loss of $8.5 million, or $0.23 per share in 2003, compared to a net loss of $18.1 million, or $0.48 per share, for 2002.

Conference Call Details

TriPath Imaging’s management will host a conference call today at 11:00 a.m. ET. The call will be available by dialing (888) 344-3716. International participants should call (706) 634-4926. For interested parties unable to participate during the live call, a telephone replay will be available beginning two hours after the completion of the call until February 19, 2004. To access this replay, U.S. participants should call (800) 642-1687. International participants should call (706) 645-9291. Individuals accessing the replay must enter the conference call ID number 4959722. A live web cast and replay of TriPath Imaging’s call will also be available online at www.tripathimaging.com.

TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic and pharmacogenomic products and services for malignant melanoma and cancers of the cervix, breast, ovary and prostate.

Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to anticipated results of operations and product development efforts. Important factors that may affect TriPath Imaging’s operating results include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates; expenses may exceed expectations and TriPath Imaging may not achieve profitability when expected, if at all; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging’s customers’ purchasing plans; TriPath Oncology may be unable to successfully develop and commercialize products and services when anticipated, if at all;TriPath Imaging’s products may not achieve market acceptance to the degree anticipated; competition and competitive pricing pressures may limit TriPath Imaging’s flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Imaging and TriPath Oncology’s products may not receive FDA or other required regulatory approval when expected, if at all; and other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2002.

—financial tables follow—

TriPath Imaging, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Full year ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenues	$15,252	$10,964	$53,764	$37,485
Cost of revenues	5,063	3,997	18,377	14,922

Gross Profit	10,189	6,967	35,387	22,563
Operating expenses:
Research and development	2,260	2,007	8,861	7,534
Regulatory	1,382	632	5,434	2,725
Selling and marketing	5,092	4,361	18,324	19,850
General and administrative	3,446	3,102	11,687	10,936

	12,180	10,102	44,306	41,045

Operating loss	(1,991)	(3,135)	(8,919)	(18,482)
Interest income	72	165	413	969
Interest expense	(4)	(95)	(32)	(551)

Net loss	$(1,923)	$(3,065)	$(8,538)	$(18,064)

Net loss per common share	$(0.05)	$(0.08)	$(0.23)	$(0.48)

Weighted-average common shares outstanding	37,803	37,480	37,626	37,438

TriPath Imaging, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,	December 31,
	2003	2002

	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$20,954	$32,571
Accounts receivable	13,650	9,370
Inventory	10,896	10,973
Other current assets	1,495	477

Total current assets	46,995	53,391
Customer-use assets	6,634	6,357
Property and equipment	3,418	4,063
Other assets	488	930
Intangible assets	8,393	9,210

Total assets	$65,928	$73,951

Liabilities and stockholders’ equity
Current liabilities and deferred revenue	$13,549	$14,554
Long-term liabilities	8	220

Total liabilities	13,557	14,774
Stockholders’ equity:
Common stock and additional paid-in capital	285,414	283,771
Deferred compensation	(52)	(78)
Accumulated other comprehensive loss	29	(34)
Accumulated deficit	(233,020)	(224,482)

Total stockholders’ equity	52,371	59,177

Total liabilities and stockholders’ equity	$65,928	$73,951

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